Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF SHARE CAPITAL

The following description of the share capital of Nabors Industries Ltd. is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Memorandum of Association including our Amended and Restated Bye-laws (our “Bye-laws”), which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and incorporated by reference herein. We encourage you to read our Bye-laws for additional information.

Authorized Share Capital

Our authorized share capital is $1,625,000, which consists of 32,000,000 common shares, par value $0.05 per share, and 25,000,000 preferred shares, par value $0.001 per share. As of December 31, 2021, there were (i) 9,294,929 Nabors common shares issued and outstanding, including 1,090,003 common shares held by our subsidiaries, and (ii) no Nabors preferred shares issued and outstanding. Shares held by our subsidiaries have the same voting and other rights as other issued and outstanding shares. No other shares of Nabors of any class or series were issued and outstanding as of December 31, 2021.

COMMON SHARES

Voting Rights

Holders of the common shares are entitled to one vote on any question to be decided on a show of hands and one vote per share on a poll on all matters submitted to a vote of the shareholders of Nabors. Except as specifically provided in the Bye-laws or in the Companies Act 1981 of Bermuda, as amended (the “Companies Act”), any action to be taken by shareholders at any meeting at which a quorum is in attendance shall be decided by a majority of the issued shares present in person or represented by proxy and entitled to vote. There are no limitations imposed by Bermuda law or the Bye-laws on the right of shareholders who are not Bermuda residents to hold or to vote their Nabors common shares.

The Bye-laws do not provide for cumulative voting. A special meeting of shareholders may be called by Nabors’ board of directors or as otherwise provided by the Companies Act and applicable law. Any action, except the removal of auditors and directors, required or permitted to be taken at any annual or special meeting of shareholders may be taken by written consent if the consent is signed by each shareholder, or their proxy, entitled to vote on the matter.

Changes to Rights of a Class or Series

Subject to the Companies Act, the rights attached to any class or series of shares of Nabors, unless otherwise provided by the terms of that class or series, may be altered or abrogated by a resolution passed at a separate general meeting of the holders of shares of that class, voting in person or by proxy and representing at least a majority of the issued shares of that class entitled to vote. Every holder of shares of the relevant class shall be entitled on a poll to one vote for each share held by such holder and any holder of shares of the relevant class present in person or by proxy may demand a poll. Unless otherwise provided by the rights attaching to any class of shares, the rights attaching to any class of shares will not be deemed to be varied by the creation or issue of shares that rank in priority of payment of dividends or with respect to capital or which confer more favorable voting rights than those shares.

Quorum for General Meetings

The holders of shares present in person or by proxy entitling them to exercise a majority of the voting power of Nabors shall constitute a quorum to hold a general meeting of the shareholders.

Dividends and Other Distribution

Subject to the provisions of law or of our Bye-laws, the Board of Directors may, out of funds available therefor at any regular special meeting, declare dividends upon the share capital of the Company as and when they deem expedient.

Rights upon Liquidation

Upon the liquidation of Nabors, after the full amounts that holders of any issued shares ranking senior to Nabors common shares as to distribution on liquidation or winding-up are entitled to receive have been paid or set aside for payment, the holders of Nabors common shares are entitled to receive, pro rata, any remaining assets of Nabors available for distribution to the holders of common shares. The liquidator may deduct from the amount payable in respect of those common shares any liabilities the holder has to or with Nabors. With the sanction of a resolution of shareholders, the assets received by the holders of Nabors common shares in a liquidation may consist in whole or in part of non-cash property which is not required to be of the same kind for all shareholders.

Repurchase Rights

Nabors’ board of directors may, at its discretion, authorize the purchase by Nabors of its own shares of any class, at any price (whether at par or above or below par), as long as such purchase is made in accordance with the provisions of the Companies Act.

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the Nabors common shares of minority holders in one of the following ways:

the shares of such remaining shareholders or class of shareholders. When such a notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in such notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of its shares

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Under a scheme of arrangement, which is made by obtaining the consent of Nabors and of holders of Nabors common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of Nabors common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

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If the acquiring party is a company, it may compulsorily acquire all of the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by the acquiring party (the “offeror”) or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by the offeror or any of its subsidiaries, obtained the approval of holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which such approval was obtained, require by a “Notice of Acquisition” any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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By acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, where the acquiring party holds not less than 95% of the shares or the class of shares of the company, the shares of such remaining shareholders or class of shareholders.  When such a notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in such notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of its shares.

This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

No Preemptive, Conversion or Subscription Rights; No Redemption or Sinking Fund Provision

Holders of Nabors common shares will have no preemptive or preferential right to purchase any securities of Nabors. Nabors common shares will not be convertible into shares of any other class or series or be subject to redemption either by Nabors or the holder of the common shares. Nabors common shares have no sinking fund provisions.

Stock Exchange Listing

Our common shares are listed on the New York Stock Exchange under the symbol “NBR.”

Transfer Agent and Registrar

The transfer agent and registrar for the common shares and the preferred shares is Computershare.

Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bye-Laws

The Bye-laws have provisions that could have an anti-takeover effect. In addition, the Bye-laws include an “advance notice” provision which places time limitations on shareholders’ nominations of directors and submission of proposals for consideration at an annual general meeting. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to encourage negotiations with the board of directors in transactions that may involve an actual or potential change of control of Nabors.

Directors can be removed from office prior to the expiration of their term, only for cause and after proper notice, at a special general meeting called for that purpose and by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at such meeting. Any vacancy created by the removal of a director may be filled by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the same meeting by the election of another director in his or her place or, in the absence of any such election, by the board of directors. Any general meeting may authorize the board of directors to fill any vacancy left unfilled at a general meeting. As long as a quorum of directors remains and is present, during the existence of a vacancy on the board of directors the remaining directors shall have full power to act during the existence of a vacancy.

The Bye-laws also provide that the board of directors will consist of not less than five nor more than 18 persons, the exact number to be set from time to time by the affirmative vote of a majority of the directors then in office. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees.

The Bye-laws provide that, at any annual general meeting, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the board of directors, by any shareholder who complies with certain procedures set forth in the Bye-laws.

For business to be properly brought before an annual general meeting by a shareholder in accordance with the terms of the Bye-laws, the shareholder must have given timely notice thereof in proper written form to the Secretary of Nabors. To be timely for consideration at the annual general meeting, a shareholder’s notice must be received by the Secretary at Nabors’ principal executive offices and its registered office in Bermuda not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual general meeting, or, in the event that the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, not later than the 10th day following the day on which such notice of the date of the annual general meeting was mailed or public disclosure of the date of the annual general meeting was made, whichever occurs first. In order for a shareholder to nominate directors in connection with an annual general meeting of shareholders, a shareholder’s notice of his intention to make such nominations must be received in proper written form as specified in the Bye-laws by the Secretary of Nabors within the time limits described above or pursuant to the valid exercise of the power granted under the Companies Act.

In addition, the Companies Act provides for a mechanism by which 100 shareholders acting together or shareholders holding at least 5% of the voting power of a Bermuda company may propose a resolution which may properly be moved at an annual general meeting of the company.

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of the common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of common shares. Under the Bye-laws, special general meetings may be called at any time by the board of directors or when requisitioned by shareholders or otherwise required pursuant to the provisions of the Companies Act. The Companies Act currently permits shareholders holding 10% of the paid up capital of a company entitled to vote at general meeting to requisition a special general meeting.

The board of directors of Nabors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any authorized but unissued shares on such terms and conditions as it may determine. For example, the board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Nabors common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

PREFERRED SHARES

Nabors’ board of directors is authorized, without further shareholder action, to issue from time to time up to 25,000,000 preferred shares in one or more classes or series, and fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences, number of shares, special rights qualifications, limitations or restrictions thereof, as are provided in the resolutions adopted by the board of directors providing for the issuance of such class or series. The Nabors board of directors in authorizing such class or series may provide that any such class or series may be:

•	subject to redemption at the option of Nabors or the holders, or both, at such time or times and at such price or prices;

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entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in relation to, the dividends payable on any other class or classes or any other series;

•	entitled to such rights upon the dissolution of, or upon any distribution of the assets of, Nabors; or

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convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of Nabors at such price or prices or at such rates of exchange and with such adjustments;

in each case, as set forth in the resolutions authorizing the class or series of preferred shares.

We had no preferred shares issued and outstanding as of December 31, 2021.